Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155664

The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 6, 2010

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 11, 2008)

12,000,000 Shares

Common Stock

We are offering 12,000,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “ZGEN”. On January 6, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $6.77 per share.

Investing in our common stock involves risks that are described in the “Risk  Factors” section beginning on page S-3 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,800,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover overallotments.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporated by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about January     , 2010.

Leerink Swann

Sole Book-Running Manager

The date of this prospectus supplement is January     , 2010

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated December 11, 2008 are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of shares of our common stock to certain investors. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

In this prospectus supplement, unless the context otherwise indicates, the terms “ZymoGenetics,” the “Company,” “we,” “our” and “us” or similar terms refer to ZymoGenetics, Inc.

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PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement, in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.

ZymoGenetics, Inc.

Our Business

ZymoGenetics is a biopharmaceutical company focused on the development and commercialization of therapeutic proteins for the treatment of human diseases. In the past, we have conducted extensive discovery research to identify potential product candidates, with a primary focus in autoimmune disorders and oncology. After a series of strategic initiatives undertaken in 2008 and 2009, we are now focused on developing and commercializing a limited number of product candidates, which we believe have substantial medical and commercial potential. We have developed and are marketing RECOTHROM® Thrombin, topical (Recombinant) in the United States. We have two product candidates in clinical development: PEG-Interferon lambda, being studied in collaboration with Bristol Myers Squibb (BMS) for treatment of hepatitis C virus (HCV) infection, and IL-21, being tested by us as a potential treatment for metastatic melanoma. In addition, we have an anti-IL-31 monoclonal antibody in preclinical development, which we expect to test initially as a treatment for atopic dermatitis. Several of the product candidates previously identified through our discovery research efforts have been licensed to and are being developed by third parties, including Merck Serono and Novo Nordisk. We are eligible to receive milestone payments and royalties related to these assets.

Corporate Information

We were incorporated in the State of Washington in 1981. Our principal executive offices are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. Our telephone number is (206) 442-6600. Our website is www.zymogenetics.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

This prospectus supplement and the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

THE OFFERING

Common stock we are offering	12,000,000 shares

Common stock to be outstanding after this offering	81,140,742 shares

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including, among other things, expenditures in connection with expanding the infrastructure necessary to support the continued commercialization of RECOTHROM and investing in the research, development and commercialization activities necessary to maintain a significant share of the commercial value of our other product candidates under development.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market symbol	ZGEN

The number of shares of common stock to be outstanding after this offering is based on 69,140,742 shares outstanding as of September 30, 2009, and excludes:

•	15,321,870 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2009 at a weighted average exercise price of $10.85 per share;

•	281,353 shares of common stock issuable upon the vesting of restricted stock units as of September 30, 2009;

•	1,500,000 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2009 at an exercise price of $10.34 per share; and

•

5,787,951 shares of our common stock reserved for future issuance under our 2001 stock incentive plan as of September 30, 2009, excluding the future annual increases in the number of shares authorized under our 2001 stock incentive plan.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding options and warrants to purchase shares of common stock and restricted stock units. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 1,800,000 shares of common stock to cover overallotments.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before you make a decision to invest in our common stock. If any of the following events or risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

If we fail to increase sales of RECOTHROM® recombinant human thrombin or to successfully develop and commercialize product candidates in our pipeline, we will not meet our financial goals.

Our near-term financial success is highly dependent on our ability to increase revenue from the commercialization of RECOTHROM. The successful commercialization of RECOTHROM will depend on many factors, including the following:

•	the effectiveness of our product differentiation, marketing, promotion, distribution, sales and pricing strategies and programs, and those of our competitors;

•	our ability to maintain effective promotional materials that are acceptable to regulatory officials;

•	product demand within the medical community;

•	our ability to penetrate the existing thrombin market and develop complementary products;

•	the introduction of new alternative topical hemostats that may compete with RECOTHROM and offer desirable features or benefits;

•	new data or adverse event information relating to RECOTHROM or any similar products and any resulting regulatory action;

•	clinical practice or other guidelines regarding topical hemostats published by professional organizations or specialty groups;

•	successfully maintaining a product supply chain to meet demand;

•	successfully maintaining a commercial infrastructure, including a sales force; and

•	the ability to gain formulary acceptance and favorable formulary positioning in a timely fashion or at all.

Part of our business strategy involves developing and commercializing new products, such as PEG-Interferon lambda, IL-21 and IL-31 monoclonal antibody, at times through entry into strategic alliances and collaborations. This part of our strategy requires us or our collaborators to conduct clinical trials to support approval of these new products. The success of this component of our strategy will depend on the outcome of these clinical trials, the success of our collaborators, the content and timing of our submissions to regulatory authorities and whether and when those authorities determine to grant approvals. The other element of our business strategy is maximizing the commercial opportunity for RECOTHROM. If we fail to significantly increase sales of RECOTHROM, our ability to successfully complete development and commercialization activities for our other product candidates, and our ability to become profitable in the future, will be adversely affected.

If we fail to obtain or generate the capital we need to fund our operations, we will be unable to continue operations.

Our business does not currently generate the cash needed to finance our operations, and we do not expect it to do so in the foreseeable future. We anticipate that we will continue to expend substantial funds on the development of our product candidates, and the amount of these expenditures may increase in the future. We expect to seek additional funding through public or private financings, including equity financings, credit facilities, or through other arrangements, including collaborative and licensing arrangements. Poor financial results, including sales of RECOTHROM being less than expected, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements or require us to obtain additional financing sooner than we expect. However, financing may be unavailable when we need it or may be unavailable on acceptable terms, especially in light of the current global economic conditions. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders will be diluted, and these securities may have rights superior to those of our common stock. If we are unable to raise additional funds when we need them, we may be required to delay, scale back or eliminate expenditures for some of our development or commercial programs. We may also be required to grant rights to third parties to develop and commercialize products and product candidates that we would prefer to develop and commercialize ourselves, and such rights may be granted on terms that are not favorable to us. If we were required to grant such rights, the ultimate value of these products or product candidates to us would be reduced. In addition, if our cash and cash equivalents drop below specified levels it may result in the loss of co-promotion rights and U.S. patent rights under our agreement with Bristol-Myers Squibb relating to PEG-Interferon lambda and constitute an event of default under our June 28, 2008 Facility Agreement with Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P. and Deerfield ZG Corporation, which would result in the principal and accrued and unpaid interest on the loans made under the agreement to become immediately due and payable.

Additionally, a substantial portion of our operating expenses are funded through our collaborative agreements with third parties. For example, as part of the co-development/co-promotion and license agreement with Bristol-Myers Squibb for PEG-Interferon lambda, we received $200.0 million in 2009. To the extent that we lose collaborative partners for a program or a portion of a program that we do not fund internally, or to the extent that we do not receive the funding that we expect from our collaborative agreements, unless we are able to obtain alternative sources of funding, we would be delayed in or unable to continue developing product candidates under the affected program. In addition, to the extent that funding is provided by a collaborator for non-program-specific uses, the loss of significant amounts of collaborative funding could result in the delay, reduction or termination of additional research and development programs, a reduction in capital expenditures or business development and other operating activities, or any combination of these measures, which would harm our business. Subject to the terms of the relevant agreement, each collaborator has the right to terminate its obligation to provide research funding.

We anticipate incurring additional losses and may not achieve profitability.

As of September 30, 2009, we had an accumulated deficit of $819.0 million. We expect to continue to incur significant losses over the next several years, and we may never become profitable. Although we began generating RECOTHROM sales revenue in 2008, it will be a number of years before we generate revenues from sales of other product candidates, if ever. Our revenues from the sales of RECOTHROM and existing collaborative and licensing arrangements are currently insufficient to fund our operating expenses, and we may never generate revenues sufficient to fund these expenses. In addition, we will continue to incur substantial expenses relating to our product development and commercialization efforts. The development and commercialization of our product candidates will require significant further research, development, testing, regulatory approvals and sales and marketing activities. We will continue to incur substantial operating losses for at least the near term as we continue to support the commercialization of RECOTHROM and as a result of our development activities for the product candidates in our development pipeline. These losses have had and will have an adverse effect on our shareholders’ equity (deficit) and working capital. Even if we become profitable in the future, we may not remain profitable.

We are focused on a limited number of product candidates, and adverse developments with respect to one or more of those candidates could harm our business.

Our business is focused on a limited number of product candidates. We have discontinued discovery research activities in oncology and immunology and have retained only those research capabilities necessary to support the continued development of PEG-interferon lambda, IL-21, and our IL-31 monoclonal antibody product candidate. Our focus on a limited number of internal product candidates means that adverse developments with respect to one or more of these candidates could have a more significant adverse impact on our business than if we maintained a broader portfolio of product candidates.

One of our limited number of internal product candidates relates to therapeutic antibodies where we have limited experience and where we may be unsuccessful developing or commercializing a product.

One of our internal product candidates, the IL-31 monoclonal antibody, involves therapeutic antibody technology, an area where we have limited experience and we may be unsuccessful in our efforts to develop and commercialize this product candidate. Moreover, we may be unsuccessful in obtaining adequate, if any, patent coverage for our discoveries and therapeutic antibody products. In addition, third parties may own key technology or dominating patents that may prevent us from developing, manufacturing or commercializing therapeutic antibodies.

For example, we are aware of broad patents owned by others relating to the discovery, development, manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies and other technologies. Our IL-31 monoclonal antibody product candidate may use or include such technologies. While we are investigating and contemplating entering into agreements with certain third parties in order to gain access to their technology, we have no assurance that a license to a particular technology will be available and such third parties may not be willing to grant licenses to the technology. We may be unable to obtain necessary rights to key technologies needed for the discovery, development, production or commercialization of therapeutic antibodies through licensing agreements on terms attractive to us, if at all. If these licenses are not obtained, we might be prevented from developing IL-31 monoclonal antibodies. If we are unsuccessful in our efforts to obtain needed licenses, our ability to develop and commercialize our IL-31 monoclonal antibody product candidate could be limited. Any patent infringement or other legal claims that might be brought against us may cause us to incur significant expenses, enjoin our development or commercialization of such products, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages.

We are subject to extensive and rigorous governmental regulation including the requirement of approval before our products may be lawfully marketed.

Both before and after the approval or our product and product candidates, we, our product, our product candidates, our operations, our facilities, our suppliers, and our contract manufacturers, contract research organizations, and contract testing laboratories are subject to extensive regulation by governmental authorities in the United States and other countries, with regulations differing from country to country. In the United States, the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale and distribution of therapeutic products. Failure to comply with applicable requirements could result in, among other things, one or more of the following actions: notices of violation, untitled letters, warning letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product candidate; product recall or seizure; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution. We or the FDA, or an institutional review board, may suspend or terminate human clinical trials at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Except for RECOTHROM, none of our product candidates has been approved for sale in the United States. Our product candidates, PEG-Interferon lambda, IL-21, IL-31 monoclonal antibody, or any subsequent product candidates cannot be lawfully marketed in the US without FDA approval. Any failure to receive the marketing approvals necessary to commercialize our product candidates could harm our business.

The regulatory review and approval process of governmental authorities, which includes the need to conduct nonclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain, and regulatory standards may change during the development of a particular product candidate. We are not permitted to market our product candidates in the United States or other countries until we have received requisite regulatory approvals. For example, securing FDA approval requires the submission of a new drug approval (NDA) or biologics license approval (BLA) application to the FDA. The approval application must include extensive nonclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each indication. The approval application must also include significant information regarding the chemistry, manufacturing and controls for the product. The FDA review process typically takes many years to complete and approval is never guaranteed. If a product is approved, FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling, impose restricted distribution programs, require expedited reporting of certain adverse events, or require costly ongoing requirements for post-marketing clinical studies and surveillance or other risk management measures to monitor the safety or efficacy of the product candidate. Markets outside of the United States also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. Also, any regulatory approval of any of our products or product candidates, once obtained, may be withdrawn.

The FDA may grant orphan drug designation to a drug intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 persons in the United States. Orphan drug designation must be requested before submitting an application for market authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as the showing of clinical superiority to the product with orphan exclusivity. Also, competitors may receive approval of other different drugs or biologics for the indications for which the orphan product has exclusivity.

FDA has increased its attention to product safety concerns in light of recent high profile safety issues with certain drug products, in the United States. Moreover, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in proposed agency initiatives and new legislation addressing drug safety issues. If adopted, any new legislation or agency initiatives could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. Any of these restrictions or requirements could force us to conduct costly studies.

In addition, we, our suppliers, our operations, our facilities, and our contract manufacturers, our contract research organizations, and our contract testing laboratories are required to comply with extensive FDA requirements both before and after approval of our products. For example, we are required to report certain adverse reactions and production problems, if any, to FDA, and to comply with certain requirements concerning advertising and promotion for our products. Also, quality control and manufacturing procedures must continue to conform to current Good Manufacturing Practices (“cGMP”) regulations after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. In addition, discovery of safety issues may result in changes in labeling or restrictions on a product manufacturer or BLA holder, including removal of the product from the market.

Our ability to differentiate RECOTHROM in the marketplace may be limited if FDA challenges our promotional and marketing materials.

FDA has authority to regulate advertising and promotional labeling for RECOTHROM under the Federal Food, Drug, and Cosmetic Act and implementing regulations. In general, that authority requires advertising and promotional labeling to be truthful and not misleading, and marketed only for the approved indications. FDA routinely provides its interpretations of that authority in informal communications and also in more formal communications such as untitled letters or warning letters, and although such communications are not final agency decisions, companies may decide not to contest the agency’s interpretations so as to avoid disputes with FDA, even if they believe the claims to be truthful, not misleading and otherwise lawful. FDA has generally given close scrutiny to claims making a comparison of the attributes of one product to another. We have made such claims for RECOTHROM as a means of differentiating RECOTHROM from competitive products containing bovine thrombin, and are aware that King Pharmaceuticals, Inc. has repeatedly complained to FDA about those claims. For example, in its response filed in October 2009 to a Citizen Petition we filed with FDA in August 2009 requesting that FDA remove King Pharmaceuticals’ bovine thrombin product from the market in the interest of patient safety, King identified comparative claims from our promotional materials that it believes are false and misleading. In April 2008, we received an untitled letter from FDA identifying concerns with certain comparative claims relating to antibody formation for RECOTHROM and bovine thrombin. We provided our response to the FDA and received a letter from the FDA confirming that the matter was closed in May 2008. We believe our claims, including those challenged by King, are truthful, not misleading, and otherwise lawful, but it is possible that the FDA or other regulatory authorities may disagree with our conclusion. If FDA or other regulatory authorities were to challenge our promotional materials or activities, and if we were to elect not to contest such a challenge or were unable to resolve it in a satisfactory manner, our ability to differentiate RECOTHROM in the marketplace could be adversely affected.

Our success with RECOTHROM will depend on our ability to effectively compete with large and well established competitors who have greater resources and broader product lines than we do.

The biotechnology and pharmaceutical field is extremely competitive, and RECOTHROM faces substantial competition from alternative topical hemostats. In the United States, stand-alone plasma-derived thrombin products on the market include Thrombin-JMI, a bovine plasma-derived thrombin sold by King, and Evithrom, a pooled human plasma-derived thrombin sold by Ethicon, Inc., a division of Johnson & Johnson. In addition, Baxter International, Inc. markets the Gelfoam Plus Hemostasis Kit, which is Pfizer Inc.’s Gelfoam sterile sponge co-packaged with human plasma-derived thrombin. Further, a number of companies, including Johnson & Johnson and Baxter International, Inc., currently market other hemostatic agents that may compete with RECOTHROM, including passive agents such as gelatin and collagen pads and flowable hemostats, as well as fibrin sealants and tissue glues. Many of these alternative hemostatic agents are relatively inexpensive and have been widely used for many years. Consequently, physicians and hospital formulary decision-makers may be hesitant to adopt RECOTHROM.

Several companies, some of which have substantial experience and resources, have products or are developing product candidates in the areas we have targeted for our product candidates.

For our product candidates in development, we face competition from other entities involved in the research and development of therapeutic proteins, antibody products and pharmaceuticals, including Human Genome Sciences, Inc., Biolex Therapeutics, Inc., Bristol-Myers Squibb Company, Plexxikon Inc., and Genentech, Inc., among others. A number of our largest competitors are pursuing the development or marketing of pharmaceuticals that address the same diseases that we are pursuing, and it is possible that the number of companies seeking to develop products and therapies for these diseases will increase. We also face competition from entities developing other types of products related to particular diseases or medical conditions, including other biotechnology and pharmaceutical companies, universities, public and private research institutions, government entities and other organizations.

Furthermore, our potential products, if approved and commercialized, may compete against well-established therapeutic protein-based products or well-established antibody products, many of which may be currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations.

Many of our existing and potential competitors have substantially greater research, product development and commercial capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may:

•	succeed in developing therapeutic protein-based products or alternative therapies, earlier than we do;

•	obtain approvals for products from the FDA or other regulatory agencies more rapidly than we do;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our product candidates;

•	develop treatments or cures that are safer, more effective, convenient or economical than those we propose to develop;

•	devote greater resources to marketing or selling their products;

•	introduce products that make the continued development of our potential products uneconomical;

•	withstand price competition more successfully than we can;

•	negotiate more favorable terms with third-party collaborators, licensees, group purchasing organizations and other large customers; and

•	take advantage of acquisitions or other opportunities more readily than we can.

Because of these and other potential disadvantages, we may be unable to compete effectively with these competitors. All of our product candidates face competition and we expect that competition in our industry will continue to be intense.

Clinical trials may fail to demonstrate the safety and effectiveness of our product candidates, which could delay, limit or prevent their regulatory approval.

Clinical trials involving PEG- Interferon lambda, IL-21, IL-31 monoclonal antibody or any subsequent product candidates may reveal that those candidates are ineffective, are insufficiently effective given their safety profile, have unacceptable toxicity or safety profiles or have other unacceptable side effects. In addition, data obtained from tests and trials are susceptible to varying interpretations and FDA or other regulatory authorities may interpret the results of our preclinical studies or clinical trials less favorably than we do, which may delay, limit or prevent regulatory approval. Likewise, the results of preliminary studies do not predict clinical success, and larger and later-stage clinical trials may not produce the same results as earlier-stage trials. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. Similarly, clinical trial results may vary between different arms of a clinical trial for reasons that we cannot adequately explain. In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We have limited experience in designing clinical trials that have supported the approval of a product and may be unable to do so successfully. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. The failure to provide clinical and preclinical data that are adequate to demonstrate to the satisfaction of the regulatory authorities that our product candidates are safe and effective for their proposed use will delay, limit or prevent approval and will prevent us from marketing those products.

If we or others identify previously unknown side effects or safety concerns for RECOTHROM our business could be harmed.

If we or others identify previously unknown side effects, safety concerns, for RECOTHROM or any products perceived to be similar to RECOTHROM, then in any of these circumstances:

•	sales of RECOTHROM may decrease significantly;

•	regulatory approvals for RECOTHROM may be restricted or withdrawn;

•	we may decide to, or be required to, initiate a recall or send product warning letters to physicians, pharmacists and hospitals;

•	reformulation of the product, additional preclinical or clinical studies, changes in labeling or changes to or re-approvals of manufacturing facilities may be required;

•	our reputation in the marketplace may suffer; and

•	government investigations and lawsuits, and private party lawsuits, including class action suits, may be brought against us.

Any of the above occurrences could harm or prevent sales of RECOTHROM, increase our expenses and impair our ability to successfully commercialize RECOTHROM.

Furthermore, now that RECOTHROM is approved in the United States, it is being used in a wider population and in a less rigorously controlled fashion than in clinical studies. It is expected that some patients exposed to RECOTHROM will become sick or die suddenly, that in some or even many of these cases there will not be sufficient information available to rule out RECOTHROM as a contributing factor or cause of sickness or mortality, and that safety reporting from physicians or from us to regulatory authorities may link RECOTHROM to death or other serious adverse effects. As a result, regulatory authorities, healthcare practitioners, third-party payers or patients may perceive or conclude that the use of RECOTHROM is associated with death or other serious adverse effects, any of which could mean that our ability to commercialize RECOTHROM could be adversely affected and our business could be impaired.

We may be required to defend lawsuits and pay damages in connection with alleged or actual harm caused by our products and product candidates.

The design, testing, manufacture and sale of therapeutic products involve an inherent risk of product liability claims and associated adverse publicity, even if the claims arise from use of the product in a manner inconsistent with label or other instructions. In addition, RECOTHROM is and will be used on patients undergoing surgery, where there are significant risks to patients, and adverse outcomes in patients exposed to RECOTHROM could result in lawsuits.

If any of these potential lawsuits against us were to be successful, we may incur significant costs and could be required to make significant modifications to our business. Even if such lawsuits are without merit or otherwise unsuccessful, they could cause adverse publicity, divert management attention and be costly to respond to, and, therefore, could have an adverse effect on our business. Although we maintain product liability and general insurance, our coverage may not be adequate to cover product liability or other claims. We do not know if we will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This type of insurance is expensive and may in the future be unavailable on acceptable terms, if at all. Any product liability claims, whether or not ultimately successful, could have a negative effect on our reputation, stock price, ability to penetrate the market and sell our products and our financial condition and results.

Guidelines, recommendations, codes and other literature published by various organizations, including competitors, may affect our ability to effectively promote and sell RECOTHROM.

Various professional societies, industry trade associations, practice management groups, private health/science foundations, and organizations periodically publish guidelines, codes, recommendations and other literature to the healthcare and patient communities. These organizations have in the past made recommendations about RECOTHROM or products that compete with RECOTHROM, such as the treatment guidelines of the Society of Thoracic Surgeons. Competitors may also conduct and publish the results of clinical trials or support the conduct and publishing of other reviews or analyses aimed at diminishing concerns about their own products or indicating advantages over RECOTHROM. We have no control over the content of many of these publications, even those for which we may provide some form of financial support. For example, from time to time, we make medical education grants to organizations that in some cases result in a publication. The content of these publications or independent medical education programs may not be favorable to RECOTHROM and may negatively impact our ability to penetrate the market.

Pending litigation by our primary competitor for RECOTHROM could have an adverse impact on our business.

King Pharmaceuticals, Inc. is our primary competitor in the stand-alone thrombin market, and they have been aggressive in defending their leading position in that market. King and affiliated entities recently filed a lawsuit against us in federal district court in Greeneville, Tennessee (near King’s headquarters in Bristol, Tennessee), seeking to prevent us from making certain claims relating to Thrombin-JMI and RECOTHROM and from making certain comparative claims regarding King’s products and our RECOTHROM product. King alleges that we have engaged in unfair competition, false advertising, trademark infringement, and related claims under federal law and Tennessee state law. King also filed motions with the District Court seeking temporary restraining orders and preliminary injunctive relief. On December 10, 2009, the judge denied King’s motions for a preliminary injunction. However, the lawsuit continues and will likely not be resolved for some time. In the lawsuit, King is seeking a permanent injunction, as well as monetary damages, and if they ultimately prevail in the litigation our business could be harmed. Further, King’s litigation efforts, even if they are not successful, will require significant management time and attention, potentially diverting focus from direct efforts to secure additional customers for RECOTHROM.

Our patents and patent applications, including those relating to RECOTHROM, may not result in meaningful protection against competitors, provide us with any competitive advantage, or provide adequate protection or rights for new discoveries, and our competitors may commercialize the discoveries we patent or attempt to patent.

While we hold patents to the manufacture of RECOTHROM, our composition of matter patent protection is limited to a key intermediate in the production of recombinant thrombin. Accordingly, we may be unable to prevent other parties from developing alternate methods of manufacturing recombinant thrombin or from selling recombinant thrombin. If a third party sold recombinant thrombin manufactured using an alternate method of manufacturing, it could impair our business. In addition, after FDA approval of RECOTHROM, we filed an application for patent term extension of our relevant U.S. patents, but thus far we have not received confirmation from the U.S. Patent and Trademark Office that the extension will be granted to the extent we requested, or at all. If we are unable to obtain the requested term extension of our RECOTHROM patents, it could limit our ability to stop competitors and could impair our business. Additionally, we are aware of certain U.S. and European patents and patent applications held by third parties relating to thrombin and to methods of manufacture of thrombin and other recombinant proteins. Based on our analyses of these patents, we believe that we do not and will not infringe these patents and that many of the claims of these patents are invalid or unenforceable; however, the patent holders, courts or other governmental or legal entities may conclude that our products, processes or actions in developing, manufacturing or selling RECOTHROM do infringe one or more valid and enforceable claims of these patents. We may seek licenses to such patents if, in our judgment, such licenses are needed. If any licenses are required, we may be unable to obtain any such licenses on commercially favorable terms, if at all. If these licenses are not obtained, we might be prevented from selling RECOTHROM or from using certain of our technologies for the manufacture of RECOTHROM. Our failure to obtain a license to any technology that we may require may harm our business.

We own or hold exclusive rights to many issued U.S. and foreign patents and pending patent applications related to the development and commercialization of RECOTHROM and our product candidates. These patents and applications cover composition-of-matter for genes, proteins, and antibodies, medical indications, methods of use, methods of making, formulations, technologies and other inventions related to therapeutic proteins and antibodies. Our success will depend in part on our ability to obtain and maintain patent protection for our products and product candidates in the United States and other countries.

Although we diligently seek to identify and protect our important discoveries and inventions, we may fail to file timely patent applications. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Our pending and future patent applications covering products and product candidates may not meet the statutory requirements for patentability, meaning that our applications may not result in the issuance of any patents, and, if issued, such patents may not be valid or enforceable. Our rights under any patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions.

Our patents may not provide us with any competitive advantage. Although we have a number of issued patents, the discoveries or technologies covered by these patents may not have any value. These issued patents may not provide commercially meaningful protection against competitors, nor may they provide all rights necessary to commercialize our products or product candidates. In addition, we may be unable or not allowed to obtain patent term extension or restoration on patents covering our products in a manner that would provide commercially meaningful protection against competitors.

Other parties may have a dominating or blocking patent position covering a composition of matter, or methods of making or using our products or product candidates. In addition, other parties may be able to design around our issued patents or independently develop products having attributes or uses similar or identical to our patented product candidates. The business model of some companies is to “design around” patented marketed protein-based products by altering the amino acid sequence of the marketed product, thereby avoiding the patent, but maintaining functional equivalence. Similarly, it may be easier to develop equivalent versions of monoclonal antibodies and competitive soluble receptors, or receptor antibodies than to develop equivalent versions of the proteins with which they interact because there is often more than one antibody or receptor that can have the same therapeutic effect. Consequently, any of our existing or future patents that cover monoclonal antibodies or soluble receptors may not provide any meaningful protection against competitors. In addition, other parties may discover uses for genes, proteins or antibodies that are different from the uses described in our patents, and these other uses may be separately patentable. If another party holds a patent on the use of a gene, protein or antibody, then even if we hold the patent covering the composition of matter of the gene, protein or antibody itself, that party might prevent us from promoting and selling any product directed to such use. Also, other parties may have patents covering the composition of matter of genes or proteins for which we have patents covering only methods of use or methods of manufacture. Furthermore, our patents on recombinant proteins or their precursors or methods of manufacturing such proteins, such as our patents covering the precursor to RECOTHROM and its method of manufacture, may not prevent competitors from developing other precursors or methods of manufacturing these proteins.

Third parties may infringe our patents and challenge the validity or enforceability of our patents.

Competitors and other third parties may infringe our patents, or use inventions described in our patent applications. It may be difficult or impossible for us to police third party activities and detect such infringement. For example, we may be unable to discover a competitor’s manufacturing process to determine whether it infringes patent claims to a method of manufacture. Patent litigation is very expensive and time-consuming and is a distraction to management and personnel who are needed to supply evidence and support to litigation efforts. Enforcing our patents against third parties may require significant expenditures regardless of outcome. We may incur substantial expenditures in such patent litigation and the outcome of any lawsuit is uncertain.

Additionally, challenges raised in patent infringement litigation initiated by us or by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. Consequently, third parties, including licensees, may be able to use the discoveries or technologies claimed or described in our patents without paying licensing fees or royalties to us, which could diminish the value of our intellectual property.

Moreover, the issuance of a patent is not conclusive as to its scope, validity or enforceability. Third parties, including our competitors and licensees, may initiate proceedings to limit the scope, validity or enforceability of our patents, including but not limited to inter-partes re-examination proceedings in the U.S. Patent and Trademark Office, opposition proceedings in patent authorities outside of the United States, declaratory judgment proceedings in U.S. courts, or in the event a third party independently makes an invention similar to ours, interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. Likewise, we may initiate inter-partes proceedings to challenge the scope, validity or enforceability of third-party patents. The outcome of any such proceeding is uncertain and could result in judicial determinations that our patents are invalid, limited in scope, not infringed, or unenforceable, which would impair our business. Participating in such proceedings or other challenges, whether initiated by us or by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns, which may also impair our business.

Patent protection for protein-based therapeutic products and other biotechnology inventions is subject to a great deal of uncertainty, and if patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize products based on our discoveries.

Patent protection for protein-based therapeutic products is highly uncertain and involves complex legal and factual questions. In recent years, there have been significant changes in patent law, including the legal standards that govern the scope of protein and biotechnology patents. Standards for patentability of full-length and partial genes, and their corresponding proteins, are changing. Court decisions have made it more difficult to obtain patents, by making it more difficult to satisfy the requirements of written description, enablement, utility and non-obviousness, have decreased the availability of injunctions against infringers, have decreased the likelihood of proving willfulness, and have increased the likelihood of challenging the validity of a patent through a declaratory judgment action. Taken together, these decisions make it more difficult and costly for us to obtain, license and enforce our patents. In addition, in recent years, several members of the U.S. Congress have made numerous proposals to change the patent statute. These proposals include measures that, among other things, would expand the ability of third parties to oppose U.S. patents, introduce the “first to file” standard to the U.S. patent system, and limit damages an infringer is required to pay. If the patent statute is changed, the scope, validity and enforceability of our patents may be decreased.

There also have been, and continue to be, policy discussions concerning the scope of patent protection awarded to biotechnology inventions. Social and political opposition to patents on genes and proteins may lead to narrower patent protection, or narrower claim interpretation, for genes, their corresponding proteins and inventions related to their use, formulation and manufacture. Patent protection relating to biotechnology products is also subject to a great deal of uncertainty outside the United States, and patent laws are evolving and undergoing revision in many countries. Changes in, or different interpretations of, patent laws worldwide may result in our inability to obtain or enforce patents, and may allow others to use our discoveries to develop and commercialize competitive products, which would impair our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our products and product candidates.

Third parties may claim that our products or product candidates, or processes or related technologies infringe their patents. The risk of infringement claims filed against us is likely to increase as we commercialize products or move product candidates closer to commercialization. Furthermore, we may not have identified or analyzed all U.S. and foreign patents that pose a risk of our infringement.

Any patent infringement or other legal claims that might be brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling products or product candidates that are claimed to infringe a third party’s patent unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, which would allow our competitors to obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations, which could harm our business.

We may be unable to protect our unpatented proprietary technology and information.

In addition to our patented intellectual property, we also rely on trade secrets and confidential information. We may be unable to effectively protect our rights to such proprietary technology or information. Other parties may independently develop or gain access to equivalent technologies or information and disclose it for others to use. Disputes may arise about inventorship and corresponding rights to know-how and inventions resulting from the joint creation or use of intellectual property by us and our corporate partners, licensees, scientific and academic collaborators and consultants. In addition, confidentiality agreements and material transfer agreements we have entered into with these parties and with employees and advisors may not provide effective protection of our proprietary technology or information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

We rely to a significant extent, and expect to continue to rely, on obtaining and maintaining third-party relationships to assist us in developing and commercializing our product candidates.

We have historically entered into collaboration arrangements with partners to co-develop and co-commercialize products and expect to continue to pursue similar opportunities. To be successful, we must identify and attract partners whose competencies and priorities complement ours. We must enter into collaboration agreements on terms beneficial to us and integrate and coordinate their processes, resources and capabilities with our own on a continuing basis. We may be unsuccessful in entering into collaboration agreements with acceptable partners or negotiating favorable terms in these agreements or maintaining such relationships so as to benefit from them over time. Also, we may be unsuccessful in integrating the resources, processes, capabilities or priorities of these collaborators on a continuing basis. In addition, our collaborators may prove difficult to work with or less skilled than we expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market our product candidates could be limited.

In January 2009, we entered into a co-development/co-promotion and license agreement with Bristol-Myers Squibb, under which we and Bristol-Myers Squibb will co-develop PEG-Interferon lambda and Bristol-Myers Squibb will be solely responsible for commercializing PEG-Interferon lambda outside of the United States. While we believe that we will be able to continue working effectively with our counterparts at Bristol-Myers Squibb, we have limited experience with them and are unable to accurately predict our ultimate ability to collaborate with them.

Collaboration arrangements require close and frequent communications between several different teams within the respective companies, technology transfer, and in general a collaborative sharing of responsibilities for clinical studies and all other development activities. Difficulties in collaboration arrangements could result in lower than expected revenue, delays in development, loss of market opportunities, and significant deterioration in the value of the related product candidate and our company.

With the termination of the co-promotion arrangement with Bayer as of the end of 2009, we are solely responsible for commercialization of RECOTHROM in the United States, and we have limited experience with respect to commercial activities.

Bayer’s active participation in the promotion of RECOTHROM in the United States ended as of December 31, 2009, and we are now solely responsible for all sales and marketing activities for RECOTHROM in the United States. Our commercial organization was formed only within the past few years, and we are still developing capabilities in some key areas. In order to compensate for the loss of the Bayer promotional effort, we will need to add additional personnel, and our ability to do so on a timely basis and to rapidly integrate the new personnel into our existing organization is uncertain. Accordingly, while we expect to be able to manage the transition effectively, it is possible that it could take some time before we have a fully effective and optimal sales organization in place, and it is possible that some customer relationships for which Bayer was primarily responsible could be negatively impacted.

We rely on contract suppliers to manufacture commercial supplies of RECOTHROM and clinical material for our product candidates and, therefore, we may be unable to effectively control production or obtain adequate supplies, particularly in situations where we rely on a sole source of supply, which could cause delays in product manufacturing, subject us to product shortages or reduce product sales.

We rely and expect to continue to rely on contract manufacturers and suppliers over whom we exercise little control and who may not always be motivated to do what is in our best interests. The manufacture and delivery of sufficient quantities of pharmaceutical products is a time-consuming and complex process. In order to successfully commercialize our products, including RECOTHROM, and continue to develop our product candidates, including line extensions for RECOTHROM, and PEG-Interferon lambda, we need to contract or otherwise arrange for the necessary manufacturing. For example, we have entered into an agreement with Abbott Laboratories for commercial-scale production of RECOTHROM bulk drug substance and an agreement with Patheon Italia S.p.A., Inc. for fill and finish of the dosage form of RECOTHROM. We have also entered into agreements with several suppliers of critical raw materials, manufacturing aids, process intermediates and components for RECOTHROM, some of which are located outside the United States. For our PEG-Interferon lambda product candidate, we will rely on our collaborative partner Bristol-Myers Squibb to manufacture supplies for late-stage clinical trials and, if approved, commercial sales.

Reliance on contract manufacturers, other vendors and collaborators limits our control regarding many aspects of the manufacturing and delivery processes and therefore exposes us to a variety of significant risks relating to the following, particularly in situations where we rely on a sole-source manufacturer, vendor or other collaborator as with RECOTHROM:

•	our ability to schedule production with contract suppliers when needed to supply market demand or clinical trials;

•	reliance on contract suppliers for legal and regulatory compliance and quality assurance;

•

contract suppliers’ insistence on exclusivity, minimum and/or maximum levels of supply and related restrictions on our ability to increase or decrease supply, including provisions whereby we pay a penalty if we fail to order a minimum amount;

•	breach of agreements by contract suppliers; and

•	termination, price increases, or non-renewal of agreements by contract suppliers, based on other business priorities, at times that are costly or inconvenient for us.

Moreover, these contract manufacturers must comply with FDA’s cGMP requirements. These requirements include quality control, quality assurance, and the maintenance of records and documentation. One or more of these suppliers may be unable to comply with these cGMP requirements and with other FDA, state, or foreign regulatory requirements. A failure to comply with these requirements may result in, among other things, notices of violation, untitled letters, warning letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product, suspension of production, product seizure or recall, interruption of manufacturing or clinical trials, operating restrictions, withdrawal of product approval injunctions, and criminal prosecution. If the safety of any quantities supplied of RECOTHROM or any other product we commercialize that is manufactured by a contract party is compromised due to that party’s failure to adhere to applicable laws or for other reasons, we may be unable to obtain regulatory approval for or successfully commercialize our products, which would harm our business.

If any of the circumstances described in these risks occur, our product supply could be interrupted resulting in lost or delayed revenues, delayed clinical trials, and significant increase in production costs and cost of goods. While we seek to negotiate effective remedies in our agreements, we may not have an adequate remedy for all performance-related issues. In particular, terminating a manufacturing arrangement entails significant risks associated with identifying an alternative manufacturer, the length of time it takes for an alternative manufacturer to meet the regulatory requirements and the possibility of litigation arising from any alleged breach.

We and the manufacturers of our products rely on suppliers of raw materials used in the production of our products. Some of these materials are available from only one source and others may become available from only one source. In addition, if, for any reason, we are required to engage an additional, second-source or replacement manufacturer or other vendor, the investment of funds and management time could be significant. There are a limited number of manufacturers and other vendors that operate under the FDA’s cGMP regulations capable of manufacturing for us, and we have not established backup manufacturers and suppliers for RECOTHROM or any of our product candidates. Accordingly, if we are unable to maintain third-party manufacturing on commercially reasonable terms, or if we lose a significant supplier used for RECOTHROM or for our other product candidates, we may be unable to market our products, meet certain contractual supply obligations or complete development of our product candidates on a timely basis, if at all. For example, under our agreements with Bayer, we are required to provide Bayer with RECOTHROM and may be in breach of the agreement if we cannot make the required deliveries on time.

In addition, some of the inventions and patents licensed to us were initially developed at universities or other not-for-profit institutions with funding support from an agency of the U.S. government. In accordance with federal law, our licensees or we may be required to manufacture in the United States products covered by those patents, unless we can obtain a waiver from the government on the basis that such domestic manufacture is not commercially feasible. We have not attempted to secure any such waivers from the government, and do not know if they will be sought or available if sought. If we are unable to obtain such waivers, if requested, on a timely basis, we might be forced to seek manufacturing arrangements at higher prices, or on otherwise less favorable terms, than might be available to us in the absence of this domestic manufacturing requirement.

We cannot predict whether any of the manufacturers and vendors that we may use will continue to meet our requirements for quality, quantity or timeliness for the manufacture of RECOTHROM, its intermediates or components or for our other product candidates.

We may be unable to generate any revenue from product candidates developed by collaborators or licensees.

We may be unable to derive any value from product candidates developed by or with collaborators or licensees, including Novo Nordisk, Merck Serono and Bristol-Myers Squibb. Our ability to generate revenues from existing or future collaborations and license arrangements is subject to numerous risks, including:

•	the possibility that our collaborators or licensees lack sufficient financial, technical or other capabilities to develop these product candidates;

•

the possibility that our collaborators or licensees choose to scale back or discontinue their development activities due to changes in their strategies, restructuring, mergers or acquisitions or because their view of the commercial market or regulatory landscape in their licensed territory has changed;

•	the length of time that it takes for our collaborators or licensees to solve technical problems or achieve various clinical development and regulatory approval milestones;

•	differences in opinion about development, clinical and regulatory strategies and timeframes;

•	the inability of collaborators or licensees to successfully address any regulatory or technical challenges they may encounter; and

•

the possibility that these product candidates may not be effective or may prove to have undesirable side effects, unacceptable toxicities or other characteristics that preclude regulatory approval or prevent or limit commercial use.

RECOTHROM has not been approved for sale outside of the United States and Canada and we intend to seek new licensing arrangements with one or more third parties, which we will depend on to seek approval for and market and promote RECOTHROM outside the United States.

In the United States, RECOTHROM was approved for marketing on the basis of clinical studies showing non-inferiority to bovine plasma-derived thrombin. The only other country where RECOTHROM has been approved is Canada. In December 2009, our then licensee outside the United States, Bayer Schering Pharma, withdrew the Marketing Authorization Application for RECOTHROM in Europe, due to concerns raised by European regulatory authorities regarding the extent to which the application met the standards described in their guidance applicable to approval of fibrin sealant products. The European Medicines Agency will likely require an additional clinical trial using a comparator other than bovine thrombin in order to support the approval of RECOTHROM, especially because bovine plasma-derived thrombin is not currently on the market in Europe. In addition, other foreign regulatory authorities may not be satisfied with the safety and efficacy data submitted in support of the foreign applications, which could result in either non-approval or a requirement of additional clinical trials or further analysis of existing data. Furthermore, as an element of the foreign approval process, the applicable regulatory authority must be satisfied with the processes and facilities for all stages of the manufacture, packaging and distribution of RECOTHROM, which may include physical inspections of many or all relevant facilities. Any conclusion that there are shortcomings in the processes, facilities, quality control or oversight of contract manufacturers, or other quality assurance procedures related to manufacture, packaging and distribution of the drug could result in a significant delay in or failure to receive foreign approval.

Effective January 1, 2010, our License and Collaboration Agreement with Bayer Schering Pharma was amended to return to ZymoGenetics all rights to develop and commercialize RECOTHROM in territories outside the United States other than Canada, where Bayer will commercialize RECOTHROM and pay royalties to ZymoGenetics. No form of thrombin is currently sold in Canada and, therefore, Bayer Schering Pharma will have to create a new market for RECOTHROM, an endeavor in which it may not be successful.

We will seek to establish licensing arrangements with one or more third parties to pursue development and approval of RECOTHROM outside the United States and Canada, but our ability to do so on a timely basis on favorable terms is uncertain, if at all. Even if we are able to identify interested third parties and enter into one or more license arrangements in the near future, the ability of any licensee to obtain approval for RECOTHROM in these territories and to successfully commercialize the product, as well as the timing for these activities, is uncertain. We have limited resources and capabilities to advance pending approval applications in foreign countries, and we may have to delay, withdraw or suspend some or all of those applications until we can make suitable arrangements with third parties to conduct the necessary activities.

Failure to effectively manage the RECOTHROM supply chain could result in inventory shortages, supply interruptions or inventory obsolescence.

Our supply chain for RECOTHROM, its intermediates and components is particularly complex and involves a number of third parties on several continents. In addition to coordinating the efforts of these third-party contractors, we must navigate the laws and regulations of multiple jurisdictions, and our failure to do so effectively may negatively impact our business. Failure to adequately manage our supply chain could result in inventory shortages or other supply interruptions that could negatively impact RECOTHROM sales and, consequently, negatively impact product revenue.

We have limited expiration dating for RECOTHROM. Consequently, if we are unable to sell at forecasted levels we may have excess RECOTHROM inventory, resulting in inventory obsolescence, increased costs of product sales and ineffective use of our financial resources.

Because we will depend on third parties to conduct certain laboratory tests, clinical trials and other critical services, we have limited control and may encounter delays in our efforts to develop product candidates.

We commonly rely on third parties to conduct laboratory tests, clinical trials and other critical services for us, especially to the extent clinical trials include sites outside the United States. If we are unable to obtain these services on acceptable terms, we may be unable to complete our product development efforts in a timely manner. Also, to the extent we will rely on third parties for laboratory tests and clinical trials, we will have limited control over these activities or may be unable to manage them appropriately, or may become too dependent on these parties. These third parties may not complete the tests or trials on our schedule, and the tests or trials may be methodologically flawed, may not comply with applicable laws or be otherwise defective. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult. Additionally, it may be difficult to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

We may expand our business through the acquisition of companies or businesses or in-licensing products or product candidates that could disrupt our business and harm our financial condition.

We may in the future seek to expand our products and capabilities by acquiring one or more companies or businesses or in-licensing one or more product candidates. Acquisitions and in-licenses involve numerous risks, which may include:

•	substantial cash expenditures;

•	dilutive issuances of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	entering markets in which we have limited or no direct experience; and

•	potential loss of our key employees or key employees of the acquired companies or businesses.

Historically, we have not expanded our business through acquisition or in-licensing and, therefore, our experience in making acquisitions and in-licensing is limited. Any acquisition or in-license may not result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, our future success could depend in part on our ability to manage the rapid growth associated with some of these acquisitions and in-licenses. We may be unable to make the combination of our business with that of acquired businesses or companies or in-licensed product candidates work or be successful. Furthermore, the development or expansion of our business or any acquired business or company or in-licensed product candidate may require a substantial capital investment by us. We may not have the necessary funds or they may be unavailable to us on acceptable terms, if at all. We may also seek to raise funds by selling shares of our stock, which could dilute our current shareholders’ ownership interest, or securities convertible into our stock, which could dilute current shareholders’ ownership interest upon conversion.

The failure to attract or retain key management or other personnel could decrease our ability to discover, develop and commercialize potential products.

We depend on our senior executive officers as well as key scientific, management and other personnel. Only a small number of our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. Competition for qualified employees is intense among pharmaceutical and biotechnology companies. The loss of qualified employees, or an inability to attract, retain and motivate the highly skilled employees required for our activities, could hinder our ability to develop and commercialize our product candidates.

Our restructuring activities in 2009 may place a strain on certain of our remaining personnel, and may have unanticipated effects.

Our restructuring in April 2009 resulted in a workforce reduction of approximately 160 employees, and a further restructuring in November 2009 resulted in an additional workforce reduction of approximately 50 employees. Following these workforce reductions, we had approximately 250 employees at our facility in Seattle, Washington. Our restructuring may yield unanticipated consequences such as attrition beyond our planned reduction in workforce. These workforce reductions may place a significant strain on certain of our remaining personnel. As a result, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. In addition, certain of the terminated employees possess specific knowledge or expertise, and that knowledge or expertise may prove to have been important to our operations. In that case, their absence may create significant difficulties. Furthermore, this headcount reduction may subject us to the risk of litigation, which could result in substantial costs to us and could divert management’s time and attention away from business operations.

Environmental and health and safety laws may result in liabilities, expenses and restrictions on our operations.

State and federal laws and regulations and those of foreign jurisdictions regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. The use of hazardous substances in our operations exposes us to the risk of accidental releases. If our operations, including those of our third-party service providers and collaborators, result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations. In addition, the site where our principal headquarters and facilities are located has been listed as a contaminated property by the state of Washington due to its previous use by the city of Seattle as an electricity-generating plant. The city of Seattle has agreed to defend us against and indemnify us for any claims that arise from this pre-existing contamination, except to the extent that we caused the claim through our negligence or intentional fault, or to the extent that we contributed to the contamination that is the subject of the claim, caused an increase in the clean-up costs or failed to comply with our obligations under our agreement with the city of Seattle. This indemnity may be insufficient and we may be subject to environmental liabilities or be prohibited from using or occupying some or all of the property as a result of environmental claims.

If we use biological and hazardous materials in a manner that causes contamination or injury or violates laws, we may be liable for damages.

Our research and development activities and clinical trials involve the use of potentially harmful biological materials, as well as hazardous materials, chemicals, and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the distribution, use, storage, handling, or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our available financial resources. We do not maintain liability insurance coverage for our handling of biological or hazardous materials. We, our collaborative partners, the third parties that conduct clinical trials on our behalf, and our third-party manufacturers are subject to federal, state, local or foreign laws and regulations governing the use, storage, handling, and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with any of these laws and regulations could result in significant fines and work stoppages and may harm our business.

We are exposed to financial risks related to foreign currency exchange rates.

Some of our costs and expenses are denominated in foreign currencies and, even if they are not as a matter of contract, vendors may seek concessions in the event that their anticipated economic return is impaired by exchange rate fluctuations. Most of our existing foreign expenses are associated with the manufacture of RECOTHROM and global clinical studies. We are primarily exposed to changes in exchange rates with the Euro. When the U.S. dollar weakens against other currencies, the dollar value of the foreign-currency denominated expense increases, and when the dollar strengthens against other currencies, the dollar value of the foreign-currency denominated expense decreases. Consequently, changes in exchange rates, and in particular a weakening of the U.S. dollar, may adversely affect our operating results. We currently do not hedge against our foreign currency exposure.

Our liquidity, capital resources and results of operations may be adversely affected by declines in the value of our investments in marketable securities.

As of September 30, 2009, we had $103.4 million in cash and cash equivalents, and investments in marketable securities. Until required for use in our business, we invest our cash reserves in bank deposits, money market funds, high-grade corporate notes, asset-backed securities and U.S. government instruments. As of September 30, 2009, we held asset-backed securities with an estimated fair value of $12.0 million, which had an original cost of $14.1 million.

We do not intend to purchase any additional asset-backed securities, but our liquidity, capital resources and results of operations may be adversely affected by further declines in the value of our existing investments in asset-backed securities. These investments may be adversely affected by rating downgrades, deterioration in the underlying collateral or bankruptcies affecting the issuers of such securities, whether caused by instability in the global financial markets, lack of liquidity in the credit and capital markets, or other factors.

Risks Related to Our Industry

If the healthcare system, coverage and reimbursement policies or any other healthcare-related regulations change, the prices of our products and product candidates may fall or our potential sales may decline.

In recent years, U.S. government officials have made numerous proposals to change the healthcare system in the U.S. These proposals include measures that would limit or prohibit payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Government and other third-party payers increasingly have attempted to control healthcare costs by limiting both coverage and the level of reimbursement of newly approved healthcare products. Increasingly, third-party payors have been challenging the prices charged for products. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted marketing approval. The government may adopt future legislative proposals, such as price controls on prescription drugs, and federal, state or private payors for healthcare goods and services may take further action to limit payments for healthcare products and services. Our success depends on the acceptance of our products and product candidates by the medical community. If physicians, hospitals and other providers are unable to obtain adequate coverage and reimbursement for procedures using RECOTHROM, they may be less likely to use it and our business would be adversely impacted. In addition, in certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control with many of the same types of challenges as in the U.S. Any of these factors could limit our ability to successfully commercialize our potential products.

We may face increased competition from lower-priced products re-imported into the United States from Canada and other countries. The current law, enacted in December 2003, allows the importation of drugs from Canada, but only if the Secretary of Health and Human Services certifies that importation will pose no additional risk to the public’s health and safety. To date, no such certifications have been given. Legislative proposals have been made to change the law to allow importation without any certification. If this or other new legislation or regulations were passed allowing the reimportation of drugs, it could adversely affect the prices of our potential products.

In addition, there has been much discussion regarding the creation of laws permitting “follow-on” or “generic” versions of biologics. While there is not currently an abbreviated approval pathway for biologics as there is with branded drugs, Congress and the FDA are studying the issue and legislation addressing this issue could be passed as a part of the healthcare reform initiative. An abbreviated pathway for “follow-on” biologics may permit the FDA to rely on clinical data submitted by innovator developers like ourselves when evaluating applications filed by sponsors of follow-on biologics and may not require full or any clinical trials, significantly lowering the risks and financial barriers to entry. The approval of “follow-on” biologics could result in new and increased competition, including competition prior to expiration of our patents covering our products, and related litigation. In addition, if “follow-on” or “generic” versions are permitted, “data exclusivity,” the period during which generic manufacturers may not cite the clinical trial results of the innovator, will become critical. Adoption of a relatively short “data exclusivity” period could result in products that, over the life of such product, are less profitable.

Negative public opinion and increased regulatory scrutiny of genetic and clinical research may limit our ability to conduct our business.

Ethical, social and legal concerns about genetic and clinical research could result in additional regulations restricting or prohibiting some of our activities or the activities of our suppliers and collaborators. In recent years, federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating the biotechnology industry. More restrictive regulations could delay or complicate nonclinical studies or clinical trials, or prevent us from obtaining regulatory approvals or commercializing any products. In addition, animal rights activists may protest our use of animals in research and development and may attempt to disrupt our operations, which could cause us to incur significant expenses and distract management attention from other business concerns.

The marketing and sale of pharmaceutical products and biologics is subject to extensive regulation and aggressive government enforcement, and our corporate compliance program cannot guarantee that we are in compliance with all relevant laws and regulations.

Our activities relating to the sale and marketing of RECOTHROM and any other products we commercialize will be subject to extensive regulation under the U.S. Federal Food, Drug and Cosmetic Act and other federal statutes and associated regulations. These laws and regulations limit the types of marketing claims and other communications we can make regarding marketed products. We are also subject to various U.S. federal and state laws pertaining to healthcare “fraud and abuse,” including anti-kickback and false claims laws. Anti-kickback laws prohibit payments of any kind intended to induce physicians or others either to purchase or arrange for or recommend the purchase of healthcare products or services, including the selection of a particular prescription drug. These laws make certain business practices that are relatively common in other industries illegal in our industry. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payors, including Medicare and Medicaid, claims for reimbursed drugs or services that are false or fraudulent. The government has asserted very broad interpretations of these laws against pharmaceutical manufacturers, even though these manufacturers did not directly submit claims for reimbursement to government payors. In addition, regulation is not static and regulatory authorities, including the FDA, evolve in their staff, interpretations and practices and may impose more stringent requirements than currently in effect, which may adversely affect our sales and marketing efforts. In addition, it is possible that action by federal or state regulatory authorities, such as the FDA, or private legal actions related to our sales and marketing efforts could result in additional investigations or legal actions by state attorneys general. Violations of the above laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs, including Medicare and Medicaid. Many pharmaceutical and biotechnology companies have in recent years been the target of lawsuits and investigations, by both federal and state governmental authorities, alleging violations of government regulation, including claims asserting violations of the federal False Claims Act, the federal anti-kickback statute, state consumer protection statutes and other violations in connection with off-label promotion of products, pricing, and government price reporting. While we will strive to comply with these complex requirements, the interpretation of these laws as applied to particular sales and marketing practices continues to evolve, and it is possible that our sales and marketing practices might be challenged. Further, although we have taken measures to prevent potential challenges, including through our corporate compliance program, we cannot guarantee that such measures will protect us from future challenges, lawsuits or investigations. Even if such challenges are without merit, they could cause adverse publicity, divert management attention and be costly to respond to, and thus could have a material adverse effect on our business, including impact on our stock price. In addition, our strategic partners and licensees are required to comply with comparably complex requirements in jurisdictions outside the United States.

In order to sell RECOTHROM to federal institutions, such as military hospitals and the Veterans Administration, we must satisfy the requirements of listing on the Federal Supply Schedule and we are required to periodically report product pricing-related information. The calculations used to generate the pricing-related information are complex. If we fail to accurately and timely report product pricing-related information or to comply with any of these or any other laws or regulations, various negative consequences could result, including criminal and/or civil prosecution, substantial criminal and/or civil penalties, exclusion of the approved product from coverage under governmental healthcare programs (including Medicare and Medicaid), costly litigation and restatement of our financial statements. In addition, our efforts to comply with this wide range of laws and regulations are, and will continue to be, time-consuming and expensive.

Risks Related to Investment in and Ownership of Our Stock

As a new investor, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity in the future, which may result in additional dilution to investors.

The offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Investors purchasing shares of common stock in this offering will pay a price that substantially exceeds the value of our tangible assets after subtracting liabilities. As a result, investors will incur immediate dilution of $6.09 per share in the tangible net book value of the common stock, as of September 30, 2009, based on an assumed offering price of $6.77 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 6, 2010.

To the extent outstanding stock options are exercised, there will be further dilution to new investors. In addition, we believe that our existing cash, cash equivalents and short-term investments will be sufficient to meet our projected operating requirements through at least the next 12 months. However, we may need to raise additional capital in the future. Any additional financing we undertake could impose covenants upon us that restrict our operating flexibility and, to the extent such capital is raised through our issuance of additional equity securities, our then existing shareholders may experience dilution or the new securities may have rights senior to those of our common stock.

Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used to for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results.

Our operating results are subject to fluctuations that may cause our stock price to decline.

Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenues have been unpredictable and could fluctuate due to slow or erratic uptake of RECOTHROM sales or the timing of licensing fees or the achievement of milestones under new or existing licensing and collaborative arrangements. In addition, our expenses may fluctuate from quarter to quarter due to the timing of expenses, particularly with respect to contract manufacturing and clinical and nonclinical testing.

Accordingly, we believe that period-to-period comparisons of our past operating results are not good indicators of our future performance and should not be relied on to predict our future operating results. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline, perhaps substantially.

Our stock price is volatile and subject to many factors beyond our control.

The market price of our common stock may fluctuate significantly in response to many factors beyond our control, including:

•	changes in the recommendations of securities analysts or changes in their financial estimates of our operating results;

•	recommendations or opinions of journalists, media personalities or market commentators;

•	failures in meeting performance expectations of securities analysts or investors;

•	acts or omissions of our licensees, collaborators and suppliers;

•	changes in the political climate and changes in or uncertainties about federal and state legislation, policies, and programs affecting healthcare and pharmaceuticals;

•	fluctuations in the valuations of companies perceived by securities analysts or investors to be comparable to us; and

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares.

Furthermore, the stock markets often experience significant price and volume fluctuations that affect the market prices of equity securities of many companies. In particular, there have been high levels of volatility in the market prices of securities of biotechnology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

Certain of our shareholders have significant control of our management and affairs, which they could exercise against other shareholders’ best interests.

Novo Nordisk, together with Warburg Pincus Equity Partners, L.P., beneficially owned an aggregate of approximately 45.1% of our outstanding common stock as of September 30, 2009, with Novo Nordisk beneficially owning approximately 31.5% and Warburg beneficially owning approximately 13.6%. Four of the nine members of our board of directors are representatives or designees of these shareholders pursuant to a shareholders agreement. Novo Nordisk, acting independently or together with Warburg, has the ability to significantly influence our management and affairs and matters requiring shareholder approval, including the election of directors and approval of corporate strategy and significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, Novo Nordisk, acting independently or together with Warburg, may be able to cause a change in control, as well as delay or prevent a change in control. They may also discourage a potential acquirer from making a tender offer or otherwise attempting to effect a change in control, even if such a change in control would benefit our other shareholders.

Provisions in Washington law, our charter documents and executive employment agreements we have entered into may prevent, discourage or delay a change in control.

We are subject to the Washington laws regulating corporate takeovers, which, with limited exceptions, prohibit a “target corporation” from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (i) the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (ii) the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	certain mergers or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, as long as they comply with certain “fair price” provisions of the Washington statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

As such, these laws could prohibit or delay mergers or a change in control and may discourage attempts by other companies to acquire us.

In addition, our articles of incorporation and bylaws contain provisions, such as undesignated preferred stock and prohibitions on cumulative voting in the election of directors that could make it more difficult for a third party to acquire us without the consent of our board of directors. Also, our articles of incorporation provide for a staggered board, removal of directors generally only for cause and certain requirements for calling special shareholder meetings. Further, our bylaws require advance notice of shareholder proposals and nominations and impose restrictions on the persons who may call special shareholder meetings. These provisions may have the effect of preventing or hindering any attempts by our shareholders to replace our current board of directors or management.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of biopharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	industry prospects and future results of operations or financial position;

•	sales of and commercialization efforts related to RECOTHROM;

•	achievement of milestones and payments under collaboration agreements;

•	the progress of our research programs including clinical testing;

•	our anticipated timing for initiation or completion of our clinical trials for any of our product candidates;

•	the potential of such product candidates to lead to the development of commercial products;

•	the outcome of current or future regulatory matters;

•	our future operating expenses;

•	our future losses;

•	our future expenditures for research and development;

•	pending or threatened litigation; and

•	the sufficiency of our cash resources.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors”. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors to and other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $76.8 million from the sale of the shares of common stock offered in this offering, based on an assumed offering price of $6.77 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 6, 2010, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. If the underwriters exercise their overallotment option in full, the net proceeds of the shares we sell in this offering will be approximately $88.3 million. Each $1.00 increase or decrease in the assumed offering price of $6.77 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 6, 2010, would increase or decrease, respectively, the net proceeds to us from this offering by approximately $11.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. An increase or decrease of one million shares in the number of shares offered by us would increase or decrease, respectively, the expected net proceeds from this offering by approximately $6.4 million, after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including, among other things, expenditures in connection with expanding the infrastructure necessary to support the continued commercialization of RECOTHROM and investing in the research, development and commercialization activities necessary to maintain a significant share of the commercial value of our other product candidates under development.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. As of September 30, 2009, our historical net tangible book value was approximately $(21.8) million, or $(0.31) per share of common stock. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2009. After giving effect to our sale in this offering of 12,000,000 shares of our common stock at an assumed public offering price of $6.77 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 6, 2010, and after deducting estimated underwriting discounts and commissions and estimated offering costs payable by us, our net tangible book value as of September 30, 2009 would have been approximately $55.0 million, or $0.68 per share of our common stock. This represents an immediate increase of net tangible book value of $0.99 per share to our existing stockholders and an immediate dilution of $6.09 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution without giving effect to the overallotment option granted to the underwriters.

Assumed public offering price per share		$6.77
Historical net tangible book value per share at September 30, 2009	$(0.31)
Increase per share attributable to investors purchasing shares in this offering	0.99

Pro forma net tangible book value per share, as adjusted to give effect to this offering		0.68

Dilution per share to investors in this offering		$6.09

If the underwriters exercise their overallotment option in full, our pro forma net tangible book value per share after giving effect to this offering would be $0.80 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $5.97 per share.

Each $1.00 increase or decrease in the assumed public offering price of $6.77 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 6, 2010, would increase or decrease, respectively, our pro forma as adjusted net tangible book value by approximately $11.4 million, our pro forma as adjusted net tangible book value per share by approximately $0.14 per share and the dilution in net tangible book value per share to investors in this offering by approximately $0.86 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. An increase or decrease of one million shares in the number of shares offered by us would increase or decrease, respectively, the pro forma as adjusted net tangible book value by approximately $6.4 million and the dilution to investors in the offering by $0.07 per share, assuming that the offering price per share as set forth on the cover page of this prospectus supplement remains the same.

The above information is based on 69,140,742 shares of our common stock outstanding as of September 30, 2009 and does not include:

•	15,321,870 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2009 at a weighted average exercise price of $10.85 per share;

•	281,353 shares of common stock issuable upon the vesting of restricted stock units as of September 30, 2009;

•	1,500,000 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2009 at an exercise price of $10.34 per share; and

•

5,787,951 shares of our common stock reserved for future issuance under our 2001 stock incentive plan as of September 30, 2009, excluding the future annual increases in the number of shares authorized under our 2001 stock incentive plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us and Leerink Swann LLC, which is acting as sole book-running manager for this offering and as representative of the underwriters named below, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Leerink Swann LLC

Total	12,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, are estimated at approximately $425,000 and are payable by ZymoGenetics.

Overallotment Option

We have granted an option to the underwriters to purchase up to 1,800,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

No Sales of Similar Securities

We, our officers and directors and certain of our significant shareholders have agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, other than the shares which we may sell in this offering, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Leerink Swann. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction described in this list is to be settled by delivery of shares or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply:

•

to transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions,

•	to transfers of shares of common stock or any security convertible into common stock as a bona fide gift,

•

to transfers of shares of common stock or any security convertible into common stock either during the individual’s lifetime or upon death by will or intestate succession to the immediate family of the individual or to a trust the beneficiaries of which are exclusively the individual and/or a member or members of his immediate family,

•

in connection with the exercise of options to purchase shares of common stock for purposes of exercising such options pursuant to employee benefit plans disclosed in this prospectus supplement, the accompanying prospectus, or in documents incorporated herein or therein,

•

to sales or transfers of common stock made pursuant to any trading plan established pursuant to Rule 10b5-1 of the Exchange Act for the transfer of shares of common stock that has been entered into by the individual prior to the date of the agreement, or

•

to the entry into any trading plan established pursuant to Rule 10b5-1 of the Exchange Act, provided that no sales or other dispositions may occur under such plan until the expiration of the restricted period.

The 60-day restricted period in all of the agreements is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Nasdaq Global Market Listing

Our shares are listed on the Nasdaq Global Market under the symbol “ZGEN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Shares

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Notice to Non-US Investors

Each of the underwriters has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other Relationships

In addition, certain of the underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Fenwick & West LLP, Seattle, Washington. The underwriters are being represented in connection with this offering by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

PricewaterhouseCoopers LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on PricewaterhouseCoopers LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•

our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 (which was filed on May 6, 2009), June 30, 2009 (which was filed on August 3, 2009) and September 30, 2009 (which was filed on November 5, 2009);

•	our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed on April 27, 2009;

•	our annual report on Form 10-K for the year ended December 31, 2008, which was filed on March 6, 2009;

•

our current reports on Form 8-K filed on January 12, 2009, January 28, 2009, February 4, 2009, March 2, 2009, April 29, 2009, May 21, 2009, September 10, 2009, September 28, 2009, October 30, 2009, November 4, 2009, November 6, 2009, December 3, 2009, December 8, 2009 (other than information furnished under Item 7.01), December 10, 2009, December 14, 2009, December 15, 2009, December 21, 2009 (other than information furnished under Item 7.01) and January 6, 2010; and

•

the description of our common stock contained in our registration statement on Form 8-A, which was filed on January 10, 2002, including any amendments or reports filed for the purpose of updating the description.

These documents may also be accessed on our website at www.zymogenetics.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, Washington 98102

(206) 442-6600

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Convertible Preferred Stock

Debt Securities

Convertible Debt Securities

Warrants

31,147,420 Shares of Common Stock

Offered by Selling Shareholders

We may, from time to time, offer to sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities or warrants exercisable for common stock, preferred stock or convertible preferred stock. We refer to our common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $100,000,000.

In addition, Novo Nordisk Biotech Holdings, Inc. and its affiliate may sell up to 21,759,861 shares of our common stock and Warburg, Pincus Equity Partners, L.P. and its affiliates may sell up to 9,387,559 shares of our common stock as selling shareholders under this prospectus and one or more supplements to this prospectus, from time to time, in one or more offerings. For a more detailed discussion of the selling shareholders, please read “Selling Shareholders.” We will not receive any proceeds from the sale of our common stock by the selling shareholders.

This prospectus describes some of the general terms that may apply to these securities. Each time we or a selling shareholder sells securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We and the selling shareholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, may be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “ZGEN.” On November 24, 2008, the last reported sale price of our common stock on The Nasdaq Global Market was $2.98 per share.

Investing in our securities involves risk. Please see the sections entitled “Forward-Looking Information” and “Risk Factors” contained on page 2 of this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2008.

i

SUMMARY

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities or warrants described in this prospectus in one or more offerings up to an aggregate initial dollar amount of $100,000,000. The selling shareholders may also sell up to 31,147,420 shares of our common stock. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. We urge you to read carefully both this prospectus and the applicable prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference and as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

This prospectus and the related prospectus supplements may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

ABOUT ZYMOGENETICS, INC.

ZymoGenetics is a biopharmaceutical company focused on the discovery, development, manufacture and commercialization of therapeutic proteins for the treatment of human diseases. We have developed and market RECOTHROM® Thrombin, topical (Recombinant). Other product candidates under development span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. We intend to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from our extensive patent portfolio.

We were incorporated in the State of Washington in 1981. Our principal executive offices are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. Our telephone number is (206) 442-6600. Our web site is www.zymogenetics.com. Information contained on our web site does not constitute a part of this prospectus or any accompanying prospectus supplement. Unless the context requires otherwise, in this prospectus and in any accompanying prospectus supplement the terms “ZymoGenetics,” “we,” “us” and “our” refer to ZymoGenetics, Inc. and its subsidiaries.

FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in some of our other public statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008 and subsequent filings, as well as other information in this prospectus, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under any current report or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed, as well as documents filed under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K (File No. 0-33489), filed on February 29, 2008, for the year ended December 31, 2007;

•

Our Quarterly Reports on Form 10-Q (File No. 0-33489), filed on May 6, 2008, August 5, 2008 and November 5, 2008, for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively;

•	Our Current Reports on Form 8-K (File No. 0-33489), filed on January 22, 2008, June 30, 2008, July 3, 2008, September 3, 2008, October 23, 2008, November 5, 2008 and November 24, 2008;

•	Our Definitive Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Shareholders (File No. 0-33489), filed on April 25, 2008; and

•

The description of our common stock as set forth in our registration statement on Form 8-A (File No. 0-33489), which was filed on January 10, 2002, and any subsequent amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s web site as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal executive offices located at 1201 Eastlake Avenue East, Seattle, Washington 98102, telephone number (206) 442-6600, or through our web site at www.zymogenetics.com. We will provide this information to you upon written or oral request.

USE OF PROCEEDS

Unless otherwise indicated in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for production, marketing and distribution of products, clinical and preclinical development of existing product candidates, discovery and development of additional product opportunities and working capital and other general corporate purposes. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities. We will not receive any proceeds from the sale of our common stock by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERRED DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent the sum of interest expensed and capitalized, amortized capitalized expenses related to indebtedness, and estimated interest within rental expense. The following table sets forth our ratios of earnings to fixed charges for each period indicated:

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges (1)	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Fixed Charges and Preferred Dividends (1)(2)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Earnings were inadequate to cover fixed charges or to cover fixed charges and preferred dividends by approximately $107.1 million, $148.1 million, $130.0 million, $78.0 million, $88.8 million and $59.6 million for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.
(2)	During the periods covered in this table, the Company did not have any shares of preferred stock outstanding.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number and percentage of shares of common stock beneficially owned by each selling shareholder as of November 14, 2008, the maximum number of shares which may be offered pursuant to this prospectus, and the minimum number and percentage of shares to be owned by each selling shareholder after this offering. The selling shareholders may sell up to an aggregate 31,147,420 shares of our common stock pursuant to this prospectus. Because the selling shareholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after the offering can be provided. In addition, since the date the selling shareholders provided information regarding their ownership of the shares, they may have sold, transferred or otherwise disposed of all or a portion of their respective shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus or other applicable public filing.

The information below is based upon information provided by the selling shareholders.

Name	Number of Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Owned Prior to the Offering (1)(2)	Maximum Number of Shares of Common Stock to be Offered (1)(3)	Minimum Number of Shares of Common Stock to be Owned After the Offering (1)(3)	Minimum Percentage of Common Stock to be Owned After the Offering (1)(2)(3)
Novo Nordisk Biotech Holdings, Inc. (4)	20,893,320	30.4%	20,893,320	—	—
Novo A/S (4)	866,541	1.3%	866,541	—	—
Warburg, Pincus Equity Partners, L.P. (5)	9,387,559	13.7%	9,387,559	—	—

Total	31,147,420	45.3%	31,147,420	—	—

(1)	Based on information available as of November 14, 2008.
(2)	Based on 68,735,062 shares of common stock outstanding as of November 14, 2008.
(3)	Assumes the sale of all shares of common stock offered by this prospectus.
(4)	Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk US Holdings, Inc., which is the parent company of Novo Nordisk Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.), of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary. Each of Novo A/S and Novo Nordisk Biotech Holdings, Inc. may be deemed to beneficially own the shares held by the other entity. The address for Novo Nordisk Biotech Holdings, Inc. is 103 Foulk Road, Wilmington, DE 19803. The address for Novo A/S is Krogshoejvej 41, DK-2880 Bagsvaerd, Denmark.
(5)	Warburg, Pincus Equity Partners, L.P. (“WPEP”), includes two affiliated partnerships, Warburg, Pincus Netherlands Equity Partners I C.V. (“WPNEP I”) and Warburg, Pincus Netherlands Equity Partners III C.V. (“WPNEP III”). The amount set forth above includes 8,871,243 shares owned directly by WPEP and 469,378 shares beneficially owned by WPNEP I and 46,938 shares beneficially owned by WPNEP III. Warburg Pincus Partners LLC (“WP Partners”) is the general partner of WPEP. WPEP is managed by Warburg Pincus LLC (“WP LLC”). Charles R. Kaye and Joseph P. Landy are the managing general partners of Warburg Pincus & Co. (“WP”), the sole member of WP Partners, and co-presidents and managing members of WP LLC and may be deemed to control both entities. WPEP, WP Partners, WP and WP LLC are collectively referred to in this prospectus as the “Warburg Pincus Entities.” Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares of common stock referenced above. Each of Mr. Kaye, Mr. Landy, WPEP, WP Partners, WP and WP LLC disclaims beneficial ownership of the common stock except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye, Mr. Landy, WPNEP I and WPNEP III is 466 Lexington Avenue, New York, New York 10017.

Other than as noted below, the selling shareholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities.

In 2000, Novo Nordisk A/S converted its shares of our Class A convertible preferred stock and its shares of our Class B convertible preferred stock into shares of our common stock. In 2000, we declared a dividend on the outstanding common stock owned by Novo Nordisk A/S, issuing shares of our Series A mandatorily redeemable convertible preferred stock (“Series A Preferred”). Novo Nordisk A/S subsequently transferred its shares of our common stock and Series A Preferred to Novo Nordisk Pharmaceuticals, Inc. In 2000, WPEP, WPNEP I, Warburg, Pincus Netherlands Equity Partners II, C.V. and WPNEP III acquired shares of our Series B mandatorily redeemable convertible preferred stock (“Series B Preferred”), and Novo A/S, the controlling shareholder of Novo Nordisk A/S and one of the selling shareholders, acquired shares of Series B Preferred.

Upon the closing of our initial public offering on February 6, 2002 and after giving effect to a previously announced stock split, (a) the shares of common stock then-held by Novo Nordisk Pharmaceuticals, Inc. automatically converted into 11,792,520 shares of our common stock, (b) the shares of Series A Preferred then-held by Novo Nordisk Pharmaceuticals, Inc. automatically converted into 9,100,800 shares of our non-voting common stock, (c) the shares of Series B Preferred then-held by WPEP and its affiliates automatically converted into 7,223,760 shares of our common stock, and (d) the shares of Series B Preferred then-held by Novo A/S automatically converted into 866,541 shares of our common stock. No additional consideration was paid upon the conversion of the shares of our Series A Preferred or Series B Preferred to common stock. Effective June 24, 2002, all shares of non-voting common stock held by Novo Nordisk Pharmaceuticals, Inc. were converted into the same number of shares of voting common stock. Novo Nordisk Pharmaceuticals, Inc. subsequently transferred its shares of our common stock to its subsidiary, Novo Nordisk Biotech Holdings, Inc.

Four of the nine members of our board of directors as of the date of this prospectus, Jonathan S. Leff, Dr. David I. Hirsh, Kurt Anker Nielsen and Lars Rebien Sørensen, were designated by the selling shareholders. Mr. Leff and Dr. Hirsh were designated by WPEP and its affiliates, and Messrs. Nielsen and Sørensen were designated by Novo Nordisk A/S. Mr. Leff is a general partner of WP and a managing director and member of WP LLC, which are affiliates of WPEP. Dr. Hirsh is the Executive Vice President for Research at Columbia University and serves on the Life Sciences Advisory Board of WP LLC. Mr. Nielsen is the retired Co-Chief Executive Officer of Novo A/S and previously served as Deputy Chief Executive Officer of Novo Nordisk A/S. Mr. Sørensen is President and Chief Executive Officer of Novo Nordisk A/S. These directors were elected pursuant a shareholders’ agreement as discussed under “Description of Capital Stock—Shareholders’ Agreement,” which discussion is incorporated herein by reference.

Pursuant to an investors’ rights agreement, the selling shareholders are entitled to certain registration rights with respect to the shares of our common stock they own. The selling shareholders are utilizing these registration rights in connection with the shares being offered by this prospectus. These registration rights are discussed in more detail elsewhere in this prospectus under the heading “Description of Capital Stock—Registration Rights,” which discussion is incorporated herein by reference. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by the selling shareholders under this prospectus other than any underwriting discounts and commissions relating to their shares, which will be borne by the selling shareholders.

In addition, the following material agreements with Novo Nordisk entities were in place within the past three years.

Option and License Agreement. Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license certain proteins discovered by us after August 25, 1995. Novo Nordisk A/S paid us $7.5 million per year for an initial term of four years, with the right to extend this agreement for two additional years. In 2004, Novo Nordisk A/S exercised its right to extend this agreement for two additional years, giving it the right to license certain additional proteins through November 10, 2006 and requiring it to pay us $7.5 million per year. This agreement expired on November 10, 2006.

License, Collaborative and Data Sharing, and Manufacturing Agreements for IL-21. On August 21, 2001, Novo Nordisk licensed the rights to interleukin-21 (IL-21) outside of North America from us and is obligated to make milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Effective August 2005, the parties entered into an agreement to develop and execute a joint global clinical development plan for IL-21 to achieve regulatory approval of a common product in the companies’ respective territories. All activities falling under this development plan are intended to be performed separately but, if the parties agree, the development activity can be performed jointly. In the case of any agreed upon joint activities, cost sharing will be determined prior to beginning the development activity. Either party can terminate the agreement at any time. In January 2007, the parties entered into a manufacturing agreement whereby Novo Nordisk will supply IL-21 clinical materials to ZymoGenetics. ZymoGenetics can terminate the manufacturing agreement at any time. In January 2008, Novo Nordisk announced that it is discontinuing its oncology research and development program and it intends to out-license its rights to IL-21. Novo Nordisk has also stated that it will continue ongoing development activities for IL-21 during discussions with potential partners.

IL-31 License Agreement. Effective April 13, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside North America to our patents and know-how related to interleukin-31 (IL-31). In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Subsequently, under our strategic alliance with Merck Serono, we entered into a co-development and co-promotion agreement for products based on IL-31 within the United States and granted Merck Serono an exclusive license to IL-31 products in Mexico and Canada. In February 2006, we entered into a collaboration agreement with Merck Serono and Novo Nordisk to jointly develop an anti-IL-31 monoclonal antibody for clinical development. In December 2007, Novo Nordisk notified us and Merck Serono about its decision to terminate both its license and the collaboration agreements. The license agreement was terminated effective June 2008 and the collaboration agreement was terminated effective March 2008.

IL-20 License Agreements. Effective September 21, 2001, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to interleukin-20 (IL-20). In addition, effective as of January 1, 2004, we entered into a comparable agreement in North America. In connection with these agreements, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

License Agreement for Undisclosed Protein. Effective December 28, 2006, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to an undisclosed protein. In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Recombinant Factor XIII License Agreement. We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004 and as amended December 7, 2007, under which we have granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement. Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we earned royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. This agreement is no longer effective.

Insulin Agreement. We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earned milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. This agreement is no longer effective.

Platelet-Derived Growth Factor Royalty Agreement. Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 180,000,000 shares of common stock, no par value, and non-voting common stock, no par value, of which 150,000,000 shares are designated as common stock and 30,000,000 shares are designated as non-voting common stock. Our common stock is listed on The Nasdaq Global Market under the symbol “ZGEN.” In addition, we are authorized to issue up to 30,000,000 shares of preferred stock, no par value. The following summary of some of the provisions of the common stock, preferred stock and non-voting common stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our articles of incorporation and bylaws as amended.

Common Stock

As of November 14, 2008, there were 68,735,062 shares of common stock outstanding, held of record by 88 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders and are not entitled to cumulative voting. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock, together with any holders of non-voting common stock, are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

Of the 30,000,000 shares of authorized preferred stock, an aggregate of 6,539,768 shares were previously issued as Series A and Series B mandatorily redeemable convertible preferred stock, which shares subsequently converted into common stock upon completion of our initial public offering. Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the shareholders, to issue up to the remaining 23,460,232 shares of authorized preferred stock in one or more series. Our board of directors also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock and the non-voting common stock. Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of ZymoGenetics or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Non-Voting Common Stock

Of the 30,000,000 shares of common stock designated as non-voting common stock, an aggregate of 9,100,800 shares were previously issued to our former parent, Novo Nordisk, or its affiliates, which shares of non-voting common stock subsequently converted into common stock. Currently there is no non-voting common stock outstanding. Our board of directors has the authority to issue up to the remaining 20,899,200 shares of authorized non-voting common stock. Except as otherwise required by law, the holders of non-voting common stock are not entitled to notice of, or to vote at, any meeting of our shareholders or to vote upon any matter relating to our business or affairs. Subject to the preferences of any outstanding shares of preferred stock, the holders of non-voting common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of non-voting common stock, together with the holders of common stock, are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of non-voting common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the non-voting common stock. Shares of non-voting common stock that are converted into common stock will not be reissued as non-voting common stock.

Shareholders’ Agreement

Certain of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000, as amended. Pursuant to this agreement, we will nominate and Novo Nordisk will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote its shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares of common stock.

Registration Rights

Pursuant to an investors’ rights agreement and a registration rights agreement, certain holders of our common stock and other parties may be entitled to registration rights under the Securities Act with respect to securities they may hold if we propose to register any of our common stock. Such holders may be entitled to notice of registration and to include shares of common stock in the registration at our expense. In addition, such holders may be entitled to require us to file one or more registration statements, including on Form S-3, under the Securities Act at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and, in the case of the investors’ rights agreement, our right to decline to effect such a registration in certain circumstances if the anticipated aggregate offering price in such registration is below a minimum amount. The shares of common stock registered under this registration statement for sale by Novo Nordisk Biotech Holdings, Inc., Novo A/S, WPEP, WPNEP I and WPNEP III were registered pursuant to the investors’ rights agreement.

Antitakeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Washington Law

Some provisions of our articles of incorporation and bylaws as amended and Washington law may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

Issuance of Preferred Stock. As described above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Election and Removal of Directors. Our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders. In addition, our directors generally may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may help maintain the incumbency of our board of directors.

Shareholder Meetings; Consents. Our articles of incorporation provide that our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares entitled to vote at such meeting. Further, our board of directors, the Chairman of the Board, the Chief Executive Officer and the President each may call special meetings of shareholders. In addition, under Washington law, actions taken by public company shareholders without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Washington Law. Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (i) the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (ii) the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	certain mergers or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, as long as they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

DESCRIPTION OF DEBT SECURITIES

The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Senior debt securities and subordinated debt securities will be issued under a debt indenture summarized below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities, the applicable information refers to any debt securities. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to senior debt securities and subordinated debt securities and a form of debt securities covering senior debt and subordinated debt, are exhibits to the registration statement of which this prospectus is a part. We encourage you to read those documents.

General

The indenture does not limit the aggregate principal amount of debt securities we may issue and provides that we may issue debt securities thereunder from time to time in one or more series. The indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and, as set forth below under “—Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because some of our assets are held in subsidiaries, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•

whether the debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•

any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•

issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any debt securities, the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for subordinated debt securities.

Before we pay the principal of, premium, if any, and interest on, the subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable subordinated debt securities.

Generally indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•

obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•

obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

Generally, we may not pay the principal of, premium, if any, or interest on the subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

•

there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•

the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•

full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

A failure to make any payment on the subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the subordinated debt securities to pay the principal of, premium, if any, and interest on the subordinated debt securities as and when such payment obligations become due.

The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the subordinated debt securities or on account of any purchase or other acquisition of the subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of ZymoGenetics, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

In addition, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the subordinated debt securities are paid in full.

Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the subordinated debt securities.

The indenture covering subordinated debt securities will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure certain debt securities;

•	establish the form or terms of debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•

correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•

reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

The holders of at least a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice; and

(5) certain events in bankruptcy, insolvency or reorganization.

We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except for a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•

the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•

the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request.

However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such debt securities to the date of deposit (if the debt securities have become due and payable) or to the maturity date, as the case may be.

Unless a prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either:

•

to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust), such an action a “defeasance” or

•

to be released from our obligations under the indenture as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such debt securities, such an action a “covenant defeasance.”

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

If we accomplish covenant defeasance on debt securities of certain holders, those holders can still look to us for repayment of their debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

In the case of subordinated debt securities, the subordination provisions described under “—Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

The indentures and the debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The following summary of the terms of the convertible debt securities describes general terms that apply to the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either convertible senior debt or convertible subordinated debt. The particular terms of any convertible debt securities will be described more specifically in each prospectus supplement relating to those convertible debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Convertible senior debt securities and convertible subordinated debt securities will be issued under a convertible debt indenture summarized below. Where we make no distinction in our summary between convertible senior debt securities and convertible subordinated debt securities, the applicable information refers to any convertible debt securities. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to convertible senior debt securities and convertible subordinated debt securities and a form of convertible debt securities covering convertible senior debt and convertible subordinated debt, are exhibits to the registration statement of which this prospectus is a part. We encourage you to read those documents.

General

The indenture does not limit the aggregate principal amount of convertible debt securities we may issue and provides that we may issue convertible debt securities thereunder from time to time in one or more series. The indenture does not limit the amount of other indebtedness or convertible debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the convertible debt securities of any series may differ and we, without the consent of the holders of the convertible debt securities of any series, may reopen a previous series of convertible debt securities and issue additional convertible debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, the convertible senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the convertible subordinated debt securities will be unsecured obligations of ours and, as set forth below under “—Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because some of our assets are held in subsidiaries, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the convertible debt securities, including whether they are convertible senior debt securities or convertible subordinated debt securities;

•	any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•

whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the amount we will pay if the maturity of the convertible debt securities is accelerated;

•	whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the convertible debt securities;

•	whether the convertible debt securities will be defeasible; and

•

any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the convertible debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, the convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

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issue, register the transfer of, or exchange, convertible debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such convertible debt securities and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

We may issue the convertible debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any convertible debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any convertible debt securities is payable in one or more foreign currencies or currency units, or if any convertible debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the convertible debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the convertible debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders. Any such obligation applicable to a series of convertible debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any convertible debt securities, the indenture does not limit our ability to incur debt or give holders of convertible debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of convertible debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion Rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock or other securities. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares or interests of our common stock or other securities, as the case may be, to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock or other securities, as the case may be, as of a time stated in the prospectus supplement or otherwise.

Convertible Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for convertible subordinated debt securities.

Before we pay the principal of, premium, if any and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable convertible subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable convertible subordinated debt securities.

Generally indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

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obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•

obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

Generally, we may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

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there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•

the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•

full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the convertible subordinated debt securities to pay the principal of, premium, if any, and interest on the convertible subordinated debt securities as and when such payment obligations become due.

The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the convertible subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the convertible subordinated debt securities or on account of any purchase or other acquisition of the convertible subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of ZymoGenetics, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

In addition, the rights of the holders of the convertible subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the convertible subordinated debt securities are paid in full.

Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

The convertible indenture covering convertible subordinated debt securities will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of convertible subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the convertible debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding convertible debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the convertible debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of convertible debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting convertible debt securities that are not yet issued;

•	secure certain convertible debt securities;

•	establish the form or terms of convertible debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of convertible debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of convertible debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•

correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•

reduce the percentage in principal amount of outstanding convertible debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

The holders of at least a majority in aggregate principal amount of outstanding convertible debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding convertible debt securities of any series may waive any past default under the indenture with respect to outstanding convertible debt securities of that series, which will be binding on all holders of convertible debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice; and

(5) certain events in bankruptcy, insolvency or reorganization.

We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of convertible debt securities of any series (except for a default on principal or interest payments on convertible debt securities of that series) if it considers it in the interest of the holders to do so.

If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding convertible debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding convertible debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding convertible debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the convertible debt securities of that series.

No holder of a convertible debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•

the holders of at least 25% in principal amount of the outstanding convertible debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•

the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding convertible debt securities of the series in default a direction inconsistent with that request.

However, the holder of any convertible debt security has the absolute right to receive payment of the principal of and any interest on the convertible debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of convertible debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such convertible debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such convertible debt securities to the date of deposit (if the convertible debt securities have become due and payable) or to the maturity date, as the case may be.

Unless a prospectus supplement states that the following provisions do not apply to the convertible debt securities of that series, we may elect either:

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to defease and be discharged from any and all obligations with respect to such convertible debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the convertible debt securities and other obligations to provide for the conversion rights of the holders of such convertible debt securities, to register the transfer or exchange of such convertible debt securities, to replace temporary or mutilated, destroyed, lost or stolen convertible debt securities, to maintain an office or agency with respect to such convertible debt securities and to hold moneys for payment in trust), such an action a “defeasance” or

•

to be released from our obligations under the indenture as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such convertible debt securities, such an action a “covenant defeasance”.

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the convertible debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such convertible debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

If we accomplish covenant defeasance on convertible debt securities of certain holders, those holders can still look to us for repayment of their convertible debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the convertible debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

In the case of convertible subordinated debt securities, the subordination provisions described under “—Convertible Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any convertible subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

The indentures and the convertible debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock, preferred stock or convertible preferred stock, that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

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the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•

the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

USE OF GLOBAL SECURITIES

The debt securities or convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities or convertible debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities or convertible debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section as ultimately described in the applicable indenture and related documents. In this section, the term debt securities will refer to both debt securities and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indenture provides that if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series will be exchanged for registered debt securities in definitive form. The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

PLAN OF DISTRIBUTION

We may sell our common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities and warrants, and the selling shareholders may sell their shares of our common stock, to or through underwriters or dealers, through agents, directly to one or more purchasers, or through a combination of these methods, on a continuous or delayed basis. We and the selling shareholders may use one or more of the following methods when disposing of the shares or interests therein:

•	underwritten public offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	the distribution of such shares to partners, members or security holders of the selling shareholders;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

We will describe the details of any such offering and any changes to our plan of distribution described below, in a supplement to this prospectus or other offering material.

We or the selling shareholders may distribute securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement will describe the specific terms of the offering of the securities, including:

•	the name or names of any underwriters and managing underwriters, and, if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commission paid to agents; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

If a dealer is used in the sale of any of the securities, we or the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers engaged by us or the selling shareholders may allow other dealers to participate in resales. To the extent required, we will set forth in the prospectus supplement the names of the dealers and the terms of any such transactions.

The selling shareholders also may sell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided the selling shareholders meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

Agents may from time to time be used to solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth the terms of any such transactions. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters or agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined under the Securities Act, which includes sales made directly on The Nasdaq Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. Neither we nor the selling shareholders are making an offer of securities in any state or jurisdiction that does not permit such an offer.

We or the selling shareholders may directly solicit offers to purchase the securities and we or the selling shareholders may make sales of securities directly to institutional investors or others. Additionally, we or the selling shareholders may offer and sell shares other than for cash. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process used.

We or the selling shareholders may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, in accordance with applicable law. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us, the selling shareholders or others in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment. We or the selling shareholders also may loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, brokers, dealers or agents may receive compensation from us, the selling shareholders or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. The selling shareholders, underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be “underwriters” as defined by the Securities Act, and any discounts, concessions or commissions received by them from us, and any profit on the resale of the securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act. Further, because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

In addition, compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. The aggregate maximum compensation that underwriters, dealers or agents will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed any applicable FINRA limitations.

We or the selling shareholders may provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the securities with respect to some liabilities, including liabilities arising under the Securities Act, and provide contribution with respect to payments that they may be required to make in connection with such liabilities. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by the selling shareholders under this prospectus, other than underwriting discounts and commissions relating to their shares, which will be borne by the selling shareholders.

If indicated in the applicable prospectus supplement, we or the selling shareholders may authorize underwriters or agents to solicit offers by specific institutions to purchase securities pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, we or the selling shareholders must approve the contracting institutions. The obligations of any purchaser under any payment and delivery contract will be subject to the condition that the purchase of the securities is not, at the time of delivery, prohibited by applicable law.

Unless otherwise indicated in the applicable prospectus supplement or the securities are already trading on a national securities exchange or market, we do not intend to apply for the listing of any class of securities on a national securities exchange or market. If any of the securities of any series are sold to or through underwriters, the underwriters may make a market in those securities, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in those securities, and any market-making that is done may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, any of the securities.

In connection with an offering of securities, underwriters may engage in stabilizing and syndicate covering transactions in accordance with applicable law. Underwriters may over-allot the offered securities in connection with an offering, creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters also may impose a penalty bid. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Stabilizing and syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Some of the underwriters, dealers or agents, or their affiliates, may engage in transactions with or perform services for us or the selling shareholders in the ordinary course of business.

In order to comply with the securities laws of certain jurisdictions, if applicable, the securities offered by this prospectus may be offered or sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered by this prospectus may not be offered or sold unless such securities have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP, Seattle, Washington, will opine as to the legality of the securities offered under this prospectus. As appropriate, legal counsel representing any selling shareholder, underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The financial statements and management’s assessment on the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to ZymoGenetics’ Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

12,000,000 Shares

Common Stock

Leerink Swann

January     , 2010